Exhibit 99-1

Energy East Corporation Announces Second Quarter 2003 Financial Results

FOR IMMEDIATE RELEASE

Albany, NY, and Portland, ME, July 25, 2003, Energy East Corporation [NYSE:EAS] today announced the following financial results.

Earnings per share for the quarter ended June 30, 2003, were 19 cents compared to 5 cents for the quarter ended June 30, 2002. Earnings per share for the 12 months ended June 30, 2003, were $1.66 compared to $1.34 for the 12 months ended June 30, 2002. Earnings per share for the quarter and 12 months include the nonrecurring items shown in the following table:
	Three Months		Twelve Months

Periods Ended June 30	2003	2002	2003	2002

Earnings Per Share, basic and diluted	$.19	$.05	$1.66	$1.34
Restructuring expenses	-	-	.19	-
Writedown of investment in NEON Communications	-	..01	-	..45

Earnings Per Share, excluding nonrecurring items	$.19	$.06	$1.85	$1.79

The increase in earnings per share, excluding nonrecurring items, for the quarter ended June 30, 2003, was primarily the result of decreases in costs that include 6 cents per share for lower purchased power costs and 6 cents per share for integration savings and other cost control efforts. The increase in earnings also included 8 cents per share for a loss from the early retirement of debt in 2002. The increase was partially reduced by 4 cents per share due to lower noncash pension income and 4 cents per share for lower electricity transmission revenues.

The increase in earnings, excluding nonrecurring items, for the 12 months ended June 30, 2003, was primarily the result of 47 cents per share for higher electric and natural gas deliveries due to warmer summer weather in 2002 and colder winter weather in both the fourth quarter of 2002 and the first quarter of 2003. Lower natural gas costs, which included NYSEG's natural gas supply charge that went into effect October 1, 2002, added 17 cents per share to earnings. The increase in earnings also included 9 cents per share due to the elimination of goodwill amortization in 2002 and 8 cents per share for the loss from the early retirement of debt in 2002 mentioned above. Those increases were reduced by 60 cents per share due to electric rate decreases, substantially from a reduction of $205 million ordered by the New York State Public Service Commission for NYSEG, the company's largest utility. Earnings were further reduced 8 cents per share due to lower noncash pension income and 7 cents per share due to lower transmission revenues.

Energy East provides information on earnings exclusive of nonrecurring items because it believes this information may be helpful to investors in assessing the company's results of ongoing operations. Energy East cautions investors that its view of nonrecurring items may differ from that of other companies and earnings exclusive of nonrecurring items should not be used as a surrogate for reported earnings prepared in accordance with generally accepted accounting principles.

Preliminary Consolidated Statements of Income and Energy Delivery Statistics for the 3 months and 12 months ended June 30, 2003, are presented on the next two pages.

About Energy East: Energy East is a respected super-regional energy services and delivery company that our customers can depend on every day. We are a motivated and skilled team of professionals dedicated to creating shareholder value through our focus on profitable growth, operational excellence and strong customer partnerships. We serve 3 million customers (1.8 million electricity, 900,000 natural gas and 300,000 other retail energy customers) throughout upstate New York and New England.
Contact:	Scott P. Martin
Manager, Investor Relations
(607) 347-2561

Energy East Corporation
Consolidated Statements of Income - (Unaudited)

	Three Months		Twelve Months

Periods Ended June 30	2003	2002	2003	2002

(Thousands, except per share amounts)
Operating Revenues
Utility	$904,089	$669,451	$4,256,080	$3,200,869
Nonutility	166,956	45,423	719,778	182,222

Total Operating Revenues	1,071,045	714,874	4,975,858	3,383,091

Operating Expenses
Electricity purchased and fuel used in generation Utility	273,677	266,260	1,229,418	1,161,853
Nonutility	27,290	18,518	115,272	71,288
Natural gas purchased Utility	148,873	81,782	805,842	454,028
Nonutility	29,541	6,160	129,208	23,523
Gasoline, propane and oil purchased, nonutility	73,739	509	323,748	2,932
Other operating expenses Utility	186,603	121,743	759,751	499,719
Nonutility	28,488	17,199	98,891	63,650
Maintenance	44,297	31,097	187,807	136,862
Depreciation and amortization	76,348	47,670	307,442	195,581
Other taxes	58,876	42,460	282,453	181,390
Restructuring expenses	-	-	40,567	-
Gain on sale of generation assets	-	-	-	(84,083)
Deferral of asset sale gain	-	-	-	71,803

Total Operating Expenses	947,732	633,398	4,280,399	2,778,546

Operating Income	123,313	81,476	695,459	604,545
Writedown of Investment	-	2,094	-	90,631
Other (Income)	(2,860)	(5,863)	(21,359)	(24,376)
Other Deductions	1,224	19,335	11,770	26,468
Interest Charges, Net	68,572	51,729	286,961	212,433
Preferred Stock Dividends of Subsidiaries	8,739	7,670	34,024	28,762

Income Before Income Taxes	47,638	6,511	384,063	270,627
Income Taxes	19,921	1,188	143,171	114,302

Net Income	$27,717	$5,323	$240,892	$156,325

Earnings Per Share, basic and diluted	$.19	$.05	$1.66	$1.34

Dividends Paid Per Share	$.25	$.24	$.98	$.94

Average Common Shares Outstanding, basic	145,415	117,820	144,993	116,898

Average Common Shares Outstanding, diluted	145,640	117,820	145,079	116,898

Energy Delivery Statistics - (Unaudited)
	Three Months		Twelve Months

Periods Ended June 30	2003	2002	2003	2002

Electricity (thousands of megawatt-hours)
Residential	2,557	1,968	11,746	8,542
Commercial	2,181	1,562	9,315	6,535
Industrial	1,882	1,404	7,495	6,156
Other	521	382	2,249	1,596

Total retail	7,141	5,316	30,805	22,829
Wholesale	1,385	1,209	5,521	5,441

Total	8,526	6,525	36,326	28,270

Natural Gas (thousands of dekatherms)
Residential	13,832	9,043	86,856	49,596
Commercial	3,778	3,377	25,716	18,807
Industrial	543	504	3,534	2,625
Other	2,327	2,816	13,470	13,915
Transportation of customer-owned gas	18,546	14,612	94,065	67,579

Total retail	39,026	30,352	223,641	152,522
Wholesale	1,548	1,016	7,951	7,187

Total	40,574	31,368	231,592	159,709